EXHIBIT 99.1

Allied Capital Reaches Settlement with SEC; Informal Investigation Closed

Washington, DC — June 20, 2007 – Allied Capital Corporation (NYSE: ALD) issued the following statement today regarding the Securities and Exchange Commission’s release of the administrative order resolving its investigation of Allied Capital:

Allied Capital is pleased to announce that it has entered into a settlement that resolves the SEC’s previously disclosed informal investigation. As part of the settlement and without admitting or denying the SEC’s allegations, Allied Capital has agreed to the entry of an administrative order. Allied Capital believes that the settlement represents a constructive conclusion to this matter.

The SEC alleged that, between June 30, 2001 and March 31, 2003, Allied Capital did not maintain books, records and accounts which, in reasonable detail, supported or accurately and fairly reflected valuations of certain securities in its private finance portfolio and, as a result, did not meet certain recordkeeping and internal controls provisions of the federal securities laws. The SEC, however, also noted that Allied Capital has since “implemented new valuation processes, more detailed recordkeeping, and a series of additional controls and procedures over its valuation processes” and ordered Allied Capital to continue to maintain its current valuation-related controls.

Allied Capital CEO Bill Walton commented: “We are pleased to resolve this matter and look forward to focusing our energy on continuing to enhance shareholder value.”

About Allied CapitalAllied Capital Corporation is a leading business development company (BDC) in the U.S. that invests private debt and equity capital in middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital has paid consistent or increasing regular, quarterly cash dividends annually to shareholders since 1963. Allied Capital provides long-term debt and equity capital for management and sponsor-led buyouts, and for recapitalizations, acquisitions and growth of middle market companies. Allied Capital’s one-stop financing capabilities include first and second lien senior loans, unitranche debt, junior or subordinated debt and equity. Allied Capital seeks to invest in stable, less cyclical companies that produce significant free cash flow and high returns on invested capital. At March 31, 2007, the Company’s private finance portfolio included investments in 144 companies in a variety of industries. These companies currently generate aggregate revenues of over $13 billion and employ more than 90,000 people. Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in its New York Stock Exchange-listed stock. Allied Capital invests in the American entrepreneurial economy by providing long-term capital and access to managerial resources often unavailable to middle market companies. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

This is not an offer to invest in the fund; any offers may be made only to qualified investors by means of confidential offering materials. Under no circumstances is the information in this press release to be used or considered as an offer to sell, or a solicitation of an offer to buy, any security.

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